UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 19, 2014

First Data Corporation

(Exact name of registrant as specified in its charter)

Commission File Number:  001-11073

Delaware	47-0731996
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5565 Glenridge Connector, N.E.

Suite 2000

Atlanta, Georgia 30342

(Address of principal executive offices, including zip code)

(404) 890-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.                                        Regulation FD Disclosure.

On June 19, 2014, First Data Corporation (the “Company”) issued a press release to announce that First Data Holdings Inc., the direct parent company of the Company (“Holdings”), has received commitments to purchase approximately $3.5 billion of its common equity in a private placement.  The net proceeds from the private placement will be used to repay debt of Holdings and the Company. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The Company intends to exercise its right under the indentures governing its 10.625% senior notes due 2021 (the “10.625% notes”), 11.25% senior notes due 2021 (the “11.25% notes”), 11.75% senior subordinated notes due 2021 (the “11.75% notes”) and 6.75% senior secured notes due 2020 (the “6.75% notes”) to use proceeds from the private placement to optionally redeem approximately: $285 million aggregate principal amount of its 10.625% notes at a price of 110.625% of the aggregate principal amount thereof, $275 million aggregate principal amount of its 11.25% notes at a price of 111.250% of the aggregate principal amount thereof, $866 million aggregate principal amount of its 11.75% notes at a price of 111.750% of the aggregate principal amount thereof and $753 million aggregate principal amount of its 6.75% notes at a price of 106.750% of the aggregate principal amount thereof, respectively, in each case plus accrued and unpaid interest.

This Current Report does not constitute a notice of redemption of the 10.625% notes, the 11.25% notes, the 11.75% notes or the 6.75% notes.

Item 9.01 Financial Statements and Exhibits.

99.1                                       Press release dated June 19, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Data Corporation

Date: June 19, 2014.	By:	/s/ Stanley J. Andersen
Stanley J. Andersen
Vice President and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

EX 99.1	Press release dated June 19, 2014.